Exhibit 99.1

Piedmont Office Realty Trust, Inc. Announces the Death of Board Chairman, W. Wayne Woody

Atlanta, GA - January 14, 2015 - Piedmont Office Realty Trust, Inc. (the “Company” or “Piedmont”) (NYSE:PDM) today announced the death of the Company’s Chairman of the Board, W. Wayne Woody. Mr. Woody died unexpectedly on Friday, January 9, 2015.

Donald A. Miller, CFA, Chief Executive Officer of Piedmont, stated, “We are saddened by the sudden loss of Mr. Woody and our hearts go out to Wayne’s wife, Ann, and his extended family. So much of Piedmont’s culture and success today is attributable to Wayne. He was a man of towering integrity, who led the Company’s efforts in listing on the New York Stock Exchange in 2010. He commanded the best from each of us, and we all have lost a great mentor and friend.”

Mr. Woody served on Piedmont’s Board of Directors since 2003, and as its Chairman since 2007. Pursuant to the Company’s bylaws and policies, Vice-Chairman of the Board, Frank C. McDowell, will perform the duties of the Chairman of the Board until a successor is appointed.

About Piedmont:
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in the ownership and management of high-quality Class A office buildings located primarily in nine of the largest U.S. office markets, including Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Minneapolis, New York and Washington, D.C. Approximately 73% of its tenants are investment grade-rated or governmental tenants, or large, nationally-recognized companies not requiring investment ratings. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Investment grade-rated by Standard & Poor's (BBB) and Moody's (Baa2), Piedmont has maintained a relatively low leverage strategy throughout its sixteen year operating history. For more information, see www.piedmontreit.com.

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Contact:     Kerry Hughes
Company:     Piedmont Office Realty Trust
Phone:     1 770 418 8678
Email:        Kerry.Hughes@Piedmontreit.com